EXHIBIT 10.4

MSC INDUSTRIAL DIRECT CO., INC.
2005 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD

MSC INDUSTRIAL DIRECT CO., INC. (the “Company”), hereby grants to _____________ (the “Participant”) under the MSC Industrial Direct Co., Inc. 2005 Omnibus Incentive Plan (the “Plan”) a Restricted Stock Award (the “Award”), pursuant to and evidencing the grant thereof by the Compensation Committee of the Board of Directors of the Company on ___________ (the “Award Date”) with respect to [# SHARES] shares of the Class A common stock, par value $.001 per share (the “Stock”), of the Company (the “Shares”), all in accordance with and subject to the following terms and conditions:

1.           Definitions.    Capitalized terms used but not defined herein shall have the meaning given to such terms in the Plan.

2.           Restrictions.  Subject to Sections 5, 6 and 10 below, the restrictions on the applicable percentage of Shares shall lapse, and the applicable percentage of Shares shall vest, on each “Vesting Date” in accordance with the following schedule, provided that the Participant remains an associate of, or in the service of, the Company (or a subsidiary or affiliate) during the entire period (the “Restriction Period”) commencing on the Award Date and ending the applicable Vesting Date:

Vesting Date	Percentage of Shares Vested
50%
75%
100%

3.           Voting and Dividend Rights.  Upon the earlier of (i) issuance of the certificate or certificates for the Shares in the name of the Participant or (ii) book entry recordation of the grant by the Company’s transfer agent as provided in Section 11 hereof, the Participant shall thereupon be a shareholder with respect to all the Shares represented by such certificate or certificates and shall have the rights of a shareholder with respect to such Shares, including the right to vote such Shares and to receive all dividends and other distributions paid with respect to such Shares.  Dividends, if any, declared by the Company during a calendar year with respect to such Shares shall be paid to the Participant no later than the end of the calendar year in which the dividends are declared, or, if later, the fifteenth (15th) day of the third (3rd) month following the date such dividends are declared.

4.           Transfer Restrictions; Forfeitures.  This Award and the Shares (until they become unrestricted pursuant to the terms hereof) are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process.  Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Shares shall be forfeited.

5.           Termination of Employment or Provision of Services by Reason of Death, Disability or Retirement.  If the Participant’s employment with or provision of services for the Company and its Affiliates terminates by reason of death, Disability or Retirement, the restrictions to the Shares shall forthwith terminate.

6.           Other Termination of Employment or Provision of Services.  If the Participant’s employment or provision of services is terminated for any reason other than death, Disability or Retirement, the Participant shall be obligated to redeliver such Shares that are still restricted prior to termination to the Company immediately and the Company shall pay to the Participant, in redemption of such restricted Shares, the amount equal to the price paid (if any) by the Participant for such Shares.

7.           Election Under Section 83(b). No later than 30 days after the date of grant of the Shares hereunder, Participant may make an election to be taxed upon such award under Section 83(b) of the Internal Revenue Code of 1986, as amended  (the “Code”).  If the Participant makes a Section 83(b) election with respect to the Shares granted hereunder, he or she shall provide a copy thereof to the Company within ten days of the filing of such election with the Internal Revenue Service and shall satisfy all then applicable Federal, state or local withholding tax obligations arising from that election in accordance with Section 8 below.  The Participant should consult his or her own tax advisor for information concerning the tax consequences of the grant of an Award, the filing of a Section 83(b) election and the lapse of restrictions with respect to the Shares.

8.           Withholding Taxes.  No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Award under the Plan, the Participant shall make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  Unless the Participant elects, with respect to each particular vesting event, to satisfy his or her withholding obligation with a cash payment in accordance with rules established by the Administrator, the Participant shall be deemed to have, and by his or her signature hereto hereby does, instruct the Company to satisfy his or her withholding obligations with Stock that is part of the Award that gives rise to the withholding requirement.  Changes to this instruction to pay withholding obligations in Stock (i.e., to make arrangements to pay withholding obligations in cash) can only be made during the “trading window” prior to the vesting event under the Company’s Insider Trading Policy.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.  The Administrator may establish such procedures as it deems appropriate for the settlement of withholding obligations with Stock or cash.  A Participant should consult his or her own tax advisor for more information concerning the tax consequences of the grant of an Award.

9.           Death of Participant.  If any of the Shares shall vest upon the death of the Participant, they shall be registered in the name of the estate of the Participant unless the Company shall have theretofore received in writing a beneficiary designation, in which event they shall be registered in the name of the designated beneficiary.

10.         Change in Control. Upon any Change in Control as provided under the Plan, and otherwise subject to the Plan, any restrictions applicable to Shares covered hereunder shall lapse and such Shares shall become free of restrictions and fully vested and transferable and shall be otherwise subject to the Plan.

11.         Issuance of Shares.  The Shares will be initially evidenced by a book entry record maintained by the Company’s transfer agent.  Once the Shares have vested, physical share certificates (less those needed for withholding taxes) may be issued upon the Participant’s written request to the transfer agent or Plan Administrator.  The Company may place on the certificates representing the Shares such legend or legends as the Company may deem appropriate and the Company may place a stop transfer order with respect to such Shares with the transfer agent(s) for the Shares.

12.         Effect of Amendment of Plan.  No discontinuation, modification, or amendment of the Plan may, without the express written consent of the Participant, adversely affect the rights of the Participant under this Award, except as expressly provided under the Plan.

This Restricted Stock Award Agreement (the “Agreement”) may be amended as provided under the Plan, but except as provided thereunder any such amendment shall not adversely affect Participant’s rights hereunder without Participant’s consent.

13.         No Limitation on Rights of the Company.  The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

14.         Compliance with Applicable Law.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue or deliver or cause to be issued or delivered any certificates for Shares, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded.  The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.  The Company may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations, and requirements, that the Participant makes such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

15.         Agreement Not a Contract of Employment or Other Relationship.  This Agreement is not a contract of employment, and the terms of employment of the Participant or other relationship of the Participant with the Company or any of its subsidiaries or affiliates shall not be affected in any way by this Agreement except as specifically provided herein.  The execution of this Agreement shall not be construed as conferring any legal rights upon the Participant for a continuation of an employment or other relationship with the Company or any of its subsidiaries or affiliates, nor shall it interfere with the right of the Company or any of its subsidiaries or affiliates to discharge the Participant and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

16.         Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service.  Any such notice shall be deemed given when received by the intended recipient.

17.         Governing Law.  Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to any principles thereof relating to the conflicts of laws that would result in the application of the laws of any other jurisdiction.

18.         No Rights to Continued Employment.  Nothing contained in the Plan shall give any associate the right to be retained in the employment or service of the Company or any of its subsidiaries or affiliates or affect the right of any such employer to terminate the Participant.  The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment or service of the Participant.  The Plan is a discretionary plan, and participation by the Participant is purely voluntary.  Participation in the Plan with respect to this Award shall not entitle the Participant to participate with respect to any other award.  Any payment or benefit paid to the Participant with respect to this Award shall not be considered to be part of the Participant’s “salary,” and thus, shall not be taken into account for purposes of determining the Participant’s termination indemnity, severance pay, retirement or pension payment, or any other employee benefits, except to the extent required under applicable law.

19.         Receipt of Plan.  The Participant acknowledges receipt of a copy of the Plan, and represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of this Agreement and of the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator with respect to any questions arising under this Agreement or the Plan.

20.         Other Terms and Conditions.  The foregoing does not modify or amend any terms of the Plan.  To the extent any provisions of the Agreement are inconsistent or in conflict with any terms or provisions of the Plan, the Plan shall govern.

IN WITNESS WHEREOF, this Agreement has been duly executed as of ___________________.

MSC Industrial Direct Co., Inc.

I have read, understand and agree to abide by the terms of this Agreement, the Plan and the Associate Confidentiality, Non-Solicitation and Non-Competition Agreement that I entered into with the Company dated as of                                                    , 20       (the “Associate Agreement”).  I hereby acknowledge that the grant of the Award pursuant to this Agreement is consideration for my entering into and complying with the Associate Agreement.  I understand this Agreement, the Plan and the Associate Agreement control in all respects the terms and conditions of the Award granted to me.

In addition, in accordance with the Company’s Executive Incentive Compensation Recoupment Policy (the “Policy”), a copy of which I acknowledge having received and which I have reviewed and understand, I agree to the following:

(i)          I agree, upon demand by the Company, to forfeit, return or repay to the Company any or all of the “Award Benefits and Proceeds” if the Company determines that I engaged in Misconduct that caused or partially caused the need for a significant restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”).  “Misconduct” shall mean a knowing violation of SEC rules and regulations or Company policy, as determined by the Board or the Compensation Committee of the Board in its sole and absolute discretion.

(ii)  I agree, upon demand by the Company, to forfeit, return or repay to the Company any or all of the “Award Benefits and Proceeds” if I breach or violate any of the terms of the Associate Agreement (which also shall mean any future Associate Agreement) following the termination of my employment with the Company.

“Award Benefits and Proceeds” shall mean (a) to the extent that the Award has not fully vested, all of my remaining rights under the Award, (b) to the extent that all or any part of the Award has vested and I continue to hold shares that vested, any such shares, and (c) to the extent that all or any part of the Award has vested and I have disposed of shares that vested under the Award, any net proceeds realized from such disposition (or, in the case of a gift, the fair market value of the shares so gifted at the time of the gift); provided, that for purposes of clause (ii) above, clauses (b) and (c) of this definition of “Award Benefits and Proceeds” only shall apply with respect to shares that vested during the period beginning two years before and ending two years after the termination of my employment.

These provisions are subject to the limitations on the period for recoupment set forth in the Policy and shall terminate in the event of a Change in Control.

Date	Associate Signature

FOR MSC INDUSTRIAL DIRECT CO., INC. USE ONLY

ACCEPTED BY MSC INDUSTRIAL DIRECT CO., INC.

By:
Name:
Title:

Date: